Exhibit 10.6

***Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

RESEARCH SERVICE CONTRACT

AN AGREEMENT MADE on the 9th day of September, 2019

BETWEEN:

CHEMIOCARE USA INC.

a corporation incorporated under the laws of Delaware, having an office for the conduct of its business located at 322 W 57th St, Apt 35B, New York, New York, USA, 10019 (the “SPONSOR”)

And:

TRANSDERMAL RESEARCH PHARM LABORATORIES LLC

a corporation incorporated under the laws of New York, having an office for the conduct of its business located at 38-21 10th St, 2nd Floor, Long Island City, New York, USA 11101 (the “LAB”)

Recitals

WHEREAS SPONSOR wishes to sponsor certain Research studies at the LAB in connection with developing a transdermal or topical formulation of certain active pharmaceutical ingredients (“APls”) including analytical methods (the “Technology”).

WHEREAS SPONSOR and the LAB are entering into this Agreement pursuant to which SPONSOR will provide financial support to the LAB toward Research relating to the Technology under the direction and supervision of Dr. Fotios Plakogiannis of the LAB, as set forth in the Statement of Work in Schedule “A” (the “Research”);

WHEREAS the LAB has agreed to perform the Research described in this Agreement, within the times, for the amounts and otherwise on the terms and conditions of this Agreement;

NOW THEREFORE in consideration of the mutual promises and covenants herein, the parties agree, as follows:

1.	Definitions

1.1	For purposes of this Agreement, “Deliverables” means all work product made, purchased or acquired by or for LAB in performing the Research under the Statement of Work as set forth in Schedule “A”, including but not limited to all reports, formulations, samples, specifications, documentation, and other materials.

1.2	For purposes of this Agreement, “Confidential Information” shall mean any and all information disclosed by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), whether marked ‘confidential’ or not, whether in oral, visual, electronic, written or any other form including, but not limited to, SPONSOR / LAB Background Technology, Collaboration Technology, Material, discoveries, results, inventions, structures, ideas, financial data, trade secrets, strategies, inventions, ideas, formulas, processes, test data, procedures, formulations and specifications, and all notes, compilations, summaries, memoranda or other documents prepared by the Receiving Party which contain, reflect or are otherwise derived from the aforementioned information as well as any copies. Confidential Information specifically excludes any information that the Receiving Party can prove by written records (i) was known by the Receiving Party prior to the receipt of Confidential Information from the Disclosing Party, (ii) was disclosed to the Receiving Party by a Third Party having the right to do so, (iii) was, or subsequently became, part of the public domain through no fault of the Receiving Party, or (iv) was subsequently and independently developed by or on behalf of the Receiving Party without having had access to, or making use of, the Disclosing Party’s Confidential Information.

1.3	For purposes of this Agreement, “LAB Property” shall mean all methods, formulations, materials, components, drawings, equipment, tests, assemblies, manuals, documents, information, programs, suggestions and the like, prepared and/or developed by LAB independent of the Project or prior to the Effective Date. LAB Property shall be the sole and exclusive property of LAB, and LAB shall have the right at all times to make whatever use it deems desirable of any such LAB Property while ensuring all Research as described in this Agreement is being progressed diligently.

1.4	For purposes of this Agreement, “SPONSOR Property” shall mean all methods, formulations, materials, components, drawings, equipment, tests, assemblies, manuals, documents information, programs - including 35 potential programs and active ingredients presented by McKinsey consulting to ChemioCare - suggestions and the like (i) prepared or developed by SPONSOR prior to the Effective Date, or (ii) prepared or developed by LAB (or by LAB and SPONSOR jointly) after the Effective Date and in the performance of the Research under the Statement of Work as set forth in Schedule “A”. SPONSOR Property shall be the sole and exclusive property of SPONSOR and SPONSOR shall have the right at all times to make whatever use it deems desirable of any such SPONSOR Property.

1.5	For purposes of this Agreement, “Intellectual Property” includes all intellectual property, regardless of form, including without limitation: proprietary methods, devices, technologies, trade secrets, inventions, compositions, designs, technical and non-technical information, manufacturing processes and formulae, sketches, drawings, photographs, drawings, plans, specifications, models, prototypes, inventions, patterns, samples, software designs, reports, or know-how, whether or not protected by patent, copyright, industrial design or trade secret law arising from or related to the Research under the Statement of Work as set forth in Schedule “A”.

1.6	For purposes of this Agreement, “Intellectual Property Right” shall mean Patent Rights, trademarks, service marks, Know-How, trade names, registered designs, design rights, copyrights (including but not limited to rights in computer software), domain names, database rights and any rights or property similar to any of the foregoing in any part of the world, whether registered or not, together with the right to apply for the registration of any such rights.

1.7	“Background Intellectual Property” shall mean patented or unpatented and/or copyrighted or uncopyrighted information, discoveries, inventions, improvements, methods, formulations, data, processes, computer programs, source or object codes, documentation, texts, trade secrets or other know-how in tangible form as evidenced by prior records or not generated directly during performance of the Research under the Statement of Work as set forth in Schedule “A” or not otherwise subject to this Agreement, but would be useful or necessary for work on the Research under the Statement of Work as set forth in Schedule “A” or to the practice or commercialization of the results of the Research under the Statement of Work as set forth in Schedule “A”.

1.8	For purposes of this Agreement, “Research” shall mean work towards developing a transdermal or topical formulation including analytical methods, for select drug candidates in certain indications as set forth in the Statement of Work of Schedule “A”.

2.	SCOPE OF RESEARCH

2.1	The LAB agrees to perform the Research described in the Statement of Work in Schedule “A”, providing the necessary personnel, facilities, services, equipment, and supplies.

The parties mutually agree that the scope of research includes research covering the scope of activity including the product classes including [***]. Active ingredients can be added or changed under mutual agreement.

2.2	Personnel dedicated to the Statement of Work shall be described in each Statement of Work.

2.3	Annually, the Statement of Work may be expanded to include up to two additional active ingredients as directed by SPONSOR and agreed to by TRPL. The active ingredients may be substituted at any time. The budget for any such additional work must be submitted and approved in accordance with Article 9 and Schedule B.

2.4	LAB is permitted to work in areas excluded from the scope described in sections 2.2 and 2.3 and 1.4, provided such additional activities do not interfere with the ongoing SPONSOR programs.

PRINCIPAL INVESTIGATOR. The Research shall be carried out under the direction and supervision of Dr. Fotios Plakogiannis (the “Principal Investigator”) who shall have the responsibility for the scientific and technical conduct of the Research. If for any reason the Principal Investigator is unable to complete the Research, the Lab will appoint a qualified new Principal Investigator in accordance with an attached succession plan of the current employees. If none of them are able or willing to assume the Principal role, ChemioCare shall have the right to appoint a new Principal Investigator.

In the event the lab is no longer a going concern, or is not able to complete the agreed programs all unvested options and unvested shares owned by TRPL, its employees, AOPC, or related individuals or entities are cancelled immediately. Options shall be subject to the ChemioCare 2018 Omnibus Incentive Compensation Plan.

3.	TERM

Unless otherwise extended, renewed, or amended by mutual written consent, this Agreement shall be effective for a period of six (6) years from the Effective Date. (the “Term”).

4.	REPORTS

The LAB shall provide reports as described in Schedule “A”. The LAB shall also deliver within sixty (60) days of the termination of this Agreement, complete and comprehensive final reports. Unless SPONSOR gives written notice to the contrary, the report shall be deemed to be accepted thirty (30) days after delivery.

5.	COPYRIGHT AND PUBLICATION

5.1	SPONSOR shall own and maintain registration authority over the copyrights to the progress and final reports provided under the Statement of Work as set forth in Schedule “A”.

5.2	The LAB acknowledges that its primary function is to add to the general knowledge of the intellectual property assigned to SPONSOR in the Assignment Agreement, and other intellectual properties licensed or owned by SPONSOR. The SPONSOR shall own and maintain registration authority over the copyrights to any thesis, journal article, publication, conference paper, or other written report incorporating the results of the Research under the Statement of Work as set forth in Schedule “A”.

5.3	SPONSOR shall have the right to publish any written material, including but not limited to articles and papers that incorporate results of the Research under the Statement of Work as set forth in Schedule “A”. A publication strategy will be developed and led by SPONSOR and the LAB agrees to provide data and information in the writing and preparation of any publication as required.

6.	OWNERSHIP OF INVENTIONS AND TECHNOLOGY

6.1	Following a Sponsor decision, the LAB shall prepare, file and prosecute any American, Canadian, and foreign devices necessary for the protection of any Intellectual Property resulting from the Research that supports commercially viable technologies, including patent applications and industrial design registrations. SPONSOR shall receive notification indicating the LAB’s pursuit of Intellectual Property protection and will cooperate fully in ensuring that all applications or registrations are complete. The SPONSOR shall have the right to request the LAB to protect any Intellectual Property arising from or related to the Research that the SPONSOR considers necessary. The LAB and the Principal Investigator shall cooperate in a best effort manner in the pursuit of such Intellectual Property protection in ensuring that all applications or registrations are completed in a timely manner. All of the costs incurred in association with the execution of this protection shall be borne by the Sponsor with the LAB providing all necessary information and support.

6.2	LAB herby assigned to SPONSOR its entire right, title and interest in and to any Intellectual Property arising from or related to the Research covering the scope of activity including the Chemotherapy induced segments and the product classes including (i) steroids including dexamethasone, (ii) 5Ht3 receptor antagonists including ondansetron, (iii) cannabinoids including dronabinol, and (iv) olanzapine, (v) lenalidomide, (vi) risperidone and (vii) any and all combinations of (i) through (vii) thereto. Active ingredients can be added or changed under mutual agreement.

7.	CONFIDENTIALITY OF INFORMATION

The LAB, Principal Investigator, and SPONSOR agree to keep confidential and not disclose to others information designated as confidential, or which reasonably would be understood to be confidential given the circumstances surrounding disclosure, and supplied by them for the purpose of developing and conducting the Research, whether in written, oral, electronic or other form (“Confidential Information”).

The obligation to keep such information confidential shall not apply to information which:

a)	is already known to the party to which it is disclosed;

b)	is or becomes part of the public domain without breach of this Agreement;

c)	is obtained from third parties which have no obligation to keep confidential to the contracting parties;

d)	is required to be disclosed by law, including but not limited to federal and state securities laws or reporting obligations to the United States Securities and Exchange Commission, or pursuant to the order or requirement of a court, administrative agency or other governmental body (including by deposition, interrogatory, request for documents, subpoena, civil investigation, demand or similar process), or any rule, regulation, policy statement or other formal demand of any national securities exchange, market or automated quotation system, but only to the extent so required.

The parties agree not to use Confidential Information for any purpose other than the purposes set forth in this Agreement for a period of six (6) years from the effective date of this Agreement.

8.	PASS THROUGH EXPENSES

8.1	SPONSOR shall pay to the LAB a contribution (the “Funds”) towards costs of the Research in accordance with Schedule “B”. LAB shall present SPONSOR with an annual budget within fifteen (15) days of the Effective Date (“Annual Budget”), and annually on the anniversary of the Effective Date during the Term. SPONSOR shall object to the annual budget within fifteen (15) of receipt, otherwise it will be deemed approved. If SPONSOR objects to the Annual Budget, the parties agree to work cooperatively to reach a mutually agreed Annual Budget, which SPONSOR approves. If LAB intends to exceed the approved Annual Budget by more than 20%, LAB must seek SPONSOR’s approval of such excess expenditures. If any expenditures in excess of the Annual Budget by more than 20% are not approved in advance by SPONSOR, LAB shall bear such costs. Any individual expense such as capital equipment, materials, or facility adaptation which exceeds $20,000 US Dollars must be approved in advance by SPONSOR.

8.2	In the event the LAB begins work on a project an approved described in Article 2.4 the monthly payment will be adjusted to reflect the portion of time dedicated to the approved project.

9.	EQUIPMENT

9.1	Equipment purchased from funds provided by SPONSOR, for use in the Research, shall remain property of the LAB upon termination of this Agreement.

10.	TERMINATION

This Agreement may be terminated by the SPONSOR or by LAB by giving six (6) months written notice. In the event of termination, the LAB shall take all necessary steps to effect the orderly termination of the Research. The LAB shall be reimbursed for all costs incurred, or bound to be incurred, as approved in the Annual Budget through the effective date of termination including the costs of any final reporting.

The provisions of Articles 4, 5, 6, 7, 11, 12, and 14 shall survive termination of this Agreement.

Upon Termination the LAB agrees to reasonably cooperate with SPONSOR to transfer any data or other information to any other organization as instructed by SPONSOR; and the parties acknowledge that Article 6 will apply to any Research IP created up to that termination.

11.	WARRANTY

The LAB agrees to carry out the Research in accordance with high scientific and professional standards but does not promise success in achieving any desired result. The LAB gives no warranty of fitness for a particular purpose, or any other warranty, express or implied, on the results of the Research or Intellectual Property. The LAB shall not be liable for any direct, consequential, or any other damage suffered by SPONSOR or any others resulting from the use of the Research results or Intellectual Property or any invention, technology, or product produced in the course of or using the results of the Research or Intellectual Property.

12.	INDEMNIFICATION

12.1	SPONSOR agrees to hold harmless, indemnify and defend the LAB from all liabilities, demands, damages, expenses and losses arising out of the use by SPONSOR or by any party acting on behalf of or under authorization from SPONSOR, of Research results or Intellectual Property or out of any use, sale, or other disposition by SPONSOR, or by any party acting on behalf of or under authorization from SPONSOR of products made through the use of Research results or Intellectual Property.

12.2	The LAB agrees to hold harmless, indemnify and defend SPONSOR from all liabilities, demands, damages, expenses and losses arising out of the use by the LAB or by any party acting on behalf of or under authorization from the LAB, of Research results or Intellectual Property unrelated to SPONSOR[this Research Services Agreement].

12.3	12.3. Indemnitees shall promptly notify the Indemnitor of any actions, claims, demands, or costs for which indemnity may be sought. Indemnitees shall cooperate with the Indemnitor and shall permit the Indemnitor to conduct and direct the defense and disposition of the demands, actions, claims, or costs to the extent that the Indemnitor does not admit liability on behalf of any Indemnitee.

13.	ASSIGNMENT AND SUBCONTRACTING

13.1	SPONSOR has right to assig or subcontract any part of this Agreement.

13.2	In the event of an acquisition in whole or in part of SPONSOR, this Agreement survives

14.	NON-COMPETITION.

In view of the foregoing, for a period commencing June 1, 2019 and ending five (5) years after termination of this Agreement (the “Covenant Period”), the LAB and any person, firm, corporation or other entity that, directly or indirectly, is controlled by the LAB or is under common control of the LAB will not, directly or indirectly (other than in connection with the performance of LAB obligations under this Agreement):

i.	promote, participate, consult, finance, engage in or acquire any interest in any Competitive Business, where “Competitive Business” is defined as any pharmaceutical development relating to the active ingredients including the same classes of active ingredients and/or therapeutic areas, of the Research described in the Statement of Work in Schedule “A”;

ii.	directly or indirectly interfere with any contract, agreement, agency, license, etc. between the Sponsor (or any of its affiliates) and including any individual or entity, customer, client, supplier, licensee, licensor or other business relation of, the Sponsor or any of its subsidiaries

15.	AMENDMENT

No amendment or variation to this Agreement shall operate to change or vary the terms, obligations, or conditions hereof except upon mutual agreement by both parties signed by authorized representatives of each party.

16.	NOTICES

All notices, requests, directions, or other communications required or permitted herein shall be in writing and shall be delivered to the parties hereto respectively as follows:

SPONSOR:

ChemioCare USA Inc.
57 W 57th St, 4th Floor
New York, NY 10019
Fax: 1-800-449-5405
Attn: Pedro Lichtinger

LAB:

Transdermal Research Pharm Laboratories LLC
38-21 10th St, 2nd Floor
Long Island City, NY 11101
Fax: 1-718-786-4349
Attn: Dr. Fotios Plakogiannis

In order for any notices requests, directions, or other communications to be effective, they shall be delivered in person; or, sent by registered mail or facsimile addressed to the party for whom it is intended at the above-mentioned address and shall be deemed to have been received, if sent by registered mail, when the other party acknowledges the postal receipt; if sent by facsimile, when transmitted. The address of either party may be changed by notice in the manner set out in this provision.

17.	RELATIONSHIP OF PARTIES

The parties hereto are independent contractors. Neither party has any express or implied right or authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party. Nothing in this Agreement shall be construed to create a partnership, joint venture, employment or agency relationship between LAB and SPONSOR.

18.	DISPUTE RESOLUTION

The parties expressly acknowledge and agree that it is their respective intention that, except as otherwise provided herein, any disputes arising between them in the first instance be settled amicably.

All disputes and differences of any kind arising under this Agreement, or arising between the parties including the existence or continued existence of this Agreement and the arbitrability of a particular issue which cannot be settled amicably may be referred by either party to arbitration. The party desiring to initiate arbitration shall serve a written request on the other party. Arbitration shall take place New York, New York. The arbitration shall take place in accordance with the provisions of the American Arbitration Association’s Commercial Arbitration Rules. The costs of arbitration will be shared equally between the parties. The decision of the arbitration tribunal shall be final and binding upon the parties and may be enforced in any court of competent jurisdiction, and no party shall seek redress against the other in any court or tribunal except solely for the purpose of obtaining execution of the arbitration award or of obtaining a judgment consistent with the reward or for a temporary restraining order, a preliminary injunction, or other equitable or similar remedy designed to preserve the status quo or prevent irreparable harm.

During any adjudication pursuant to this paragraph, the parties shall continue to fulfill their respective obligations under this Agreement, unless the subject matter of the dispute is of such nature that it is by no means possible until he dispute has been finally settled.

19.	GENERAL

19.1	If any of the provisions of this Agreement shall be held or made invalid, in whole or in part, the other provisions hereof shall remain in full force and effect. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by such valid provisions which in their economic effect come close as legally possible to such invalid provisions.

19.2	The parties shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transaction contemplated by this Agreement and each party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

19.3	This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York and the laws of the United States of America in force therein without regard to its conflict law rules. All parties agree that by executing this Agreement they have attorned to the jurisdiction of the Courts of New York and the Federal Court of the United States.

19.4	This Agreement will be effective as and from the “Effective Date”. The parties acknowledge and agree that it will apply to research conducted by the Principal Investigator respecting the subjects described in Schedule “A” from and after the Effective Date.

19.5	This Agreement, all exhibits and any amendments mutually agreed upon in writing by the parties are the complete and entire agreement regarding the Research to be performed hereunder and supersede any prior oral or written communications among the parties.

19.6	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the duly authorized officers of the parties have executed this Agreement on the date first written above.

CHEMIOCARE USA INC

/s/ Pedro Lichtinger	09/09/2019
Pedro Lichtinger	Date
Chairman & CEO

TRANSDERMAL RESEARCH PHARM LABORATORIES LLC

/s/ Fotios Plakogiannis	09/09/2019
Fotios Plakogiannis	Date
Managing Director

SCHEDULE “A”

Statement of Work

The overall goal of this contract is for LAB to develop a transdermal formulation, either reservoir or matrix, including analytical methods, for the select drug candidates in certain indications as set forth below. The development of these formulations is the “Research”:

(i) steroids including dexamethasone,

(ii) 5Ht3 receptor antagonists including ondansetron,

(iii) cannabinoids including dronabinol, and

(iv) olanzapine,

(v) lenalidomide,

(vi) risperidone and

(vii) any and all combinations of (ii) and (iv)

Laboratory practices should be of high quality to ensure reproducibility and transferability of data and methods, and with documentation suitable to establish Intellectual Property rights. The research plan would need to be agreed upon by both parties. A general outline of work covered by this contract is given below.

Research Deliverables:

1) A viable transdermal or topical product which is defined as:

a) Achievement of target therapeutic human pharmacokinetic levels in a Phase I or similar study

b) Manufacturable in accordance with GMP and FDA standards

2) As many improvements as may be required to achieve item (1)

3) Support with filing of Intellectual Property, including all data and analysis of results and conclusions

Additional Work:

Annually, the Statement of Work may be expanded to include up to two additional active ingredients as directed by SPONSOR The active ingredients may be substituted at any time. The budget for any such additional work must be submitted and approved in accordance with Article 9 and Schedule B.

SCHEDULE “B”

Payment Schedule

LAB will be compensated by SPONSOR for activities requested and performed under this Agreement on a monthly basis and in accordance with the approved Annual Budget.

Sponsor agrees to a monthly payment of $90,000 per month for 6 years commencing June 1, 2019 and ending upon the completion of Sponsors initial public offering “IPO”. Following the IPO, the Payment Schedule shall increase to $120,000 per month. Amounts can be adjusted under mutual agreement at any time.

In the event the LAB begins work on a project an approved described in Article 2.4 the monthly payment will be adjusted to reflect the portion of time dedicated to the approved project.